Exhibit 4.1

VIQ Solutions Inc.

ANNUAL INFORMATION FORM

For the financial year ended December 31, 2020

Dated April 30, 2021

5915 Airport Road, Suite 700
Mississauga, Ontario
L4V 1T1

Table of Contents

DEFINITIONS AND GLOSSARY OF TERMS	1

THIS ANNUAL INFORMATION FORM	3

cAUTIONARY NOTES	3

CORPORATE STRUCTURE	5

GENERAL DEVELOPMENT OF THE BUSINESS	6

DESCRIPTION OF THE BUSINESS	7

RISK FACTORS	12

DIVIDENDS AND DISTRIBUTIONS	20

DESCRIPTION OF CAPITAL STRUCTURE	20

MARKET FOR SECURITIES	23

DIRECTORS, OFFICERS AND PROMOTERS	24

Cease Trade Orders, Bankruptcies, Penalties or Sanctions	26

conflicts of interest	27

promotErs	27

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	28

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	28

TRANSFER AGENTS AND REGISTRARS	28

MATERIAL CONTRACTS	28

INTERESTS OF EXPERTS	28

AUDIT COMMITTEES AND CORPORATE GOVERNANCE	29

ADDITIONAL INFORMATION	30

DEFINITIONS AND GLOSSARY OF TERMS

The following is a glossary of certain general terms used in this Annual Information Form (“AIF”), including the summary hereof. Words importing the singular, where the context requires, include the plural and vice versa and words importing any gender include all genders.

“ABCA” means the Business Corporations Act (Alberta), including the regulations promulgated thereunder, as amended;

“ASC” has the meaning set out under the heading “General Development of the Business – Three Year History”;

“Audit Committee” has the meaning set out under the heading “Audit Committee and Corporate Governance”;

“Award” means a Stock Option, RSU, PSU or DSU granted under the Omnibus Equity Security Plan;

“Board” means the board of directors of the Company;

“Cashless Exercise” has the meaning set out under the heading “Stock Options and Other Compensation Securities – Omnibus Equity Incentive Plan – Stock Options”;

“CJIS” has the meaning set out under the heading “General Development of the Business – Business Outlook for 2020”;

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder;

“Common Share” means a common share in the capital of the Company;

“Company” or “VIQ” means VIQ Solutions Inc., a corporation existing under the OBCA;

“Convertible Notes” has the meaning set out under the heading “Description of Capital Structure – Convertible Notes”;

“Credit Facility” has the meaning set out under the heading “General Development of the Business – Three Year History”;

“Crown” has the meaning set out under the heading “General Development of the Business – Three Year History”;

“DSUs” has the meaning set out under the heading “Stock Options and Other Compensation Securities – Omnibus Equity Incentive Plan”;

“Eligible Directors” has the meaning set out under the heading “Description of Capital Structure – Stock Options and Other Compensation Securities – Legacy DSU Plan”;

“EMEA” means Europe, the Middle East and Africa;

“HomeTech” has the meaning set out under the heading “General Development of the Business – Three Year History”;

“IFRS” means International Financial Reporting Standards;

“In-the-Money Amount” has the meaning set out under the heading “Stock Options and Other Compensation Securities – Omnibus Equity Incentive Plan – Stock Options”;

“Legacy DSU” means a deferred share unit issued under the Legacy DSU Plan;

“Legacy DSU Plan” has the meaning set out under the heading “Description of Capital Structure – Stock Options and Other Compensation Securities – Legacy DSU Plan”;

“Legacy Stock Option” means a stock option issued under the Legacy Stock Option Plan;

“Legacy Stock Option Plan” has the meaning set out under the heading “Stock Options and Other Compensation Securities – Stock Option Plan”;

“Market Price” at any date in respect of the Common Shares shall be the volume weighted average trading price of Common Shares on the TSX for the five trading days immediately preceding the relevant date; provided, further, that with respect to an Award made to a U.S. Taxpayer, the class of Common Shares and the number of Common Shares subject to such Award shall be identified by the Board or the Committee prior to the start of the applicable five trading day period. In the event that such Common Shares are not listed and posted for trading on any TSX, the Market Price shall be the fair market value of such Common Shares as determined by the Board in its sole discretion and, with respect to an Award made to a U.S. Taxpayer, in accordance with Section 409A of the Code;

“Net Transcripts” has the meaning set out under the heading “General Development of the Business – Three Year History”;

“NI 52-110” has the meaning set out under the heading “Audit Committee and Corporate Governance”;

“NMC” has the meaning set out under the heading “General Development of the Business – Three Year History”;

“OBCA” means the Business Corporations Act (Ontario), including the regulations promulgated thereunder, as amended;

“Omnibus Equity Incentive Plan” has the meaning set out under the heading “Stock Options and Other Compensation Securities – Omnibus Equity Incentive Plan”;

“PSUs” has the meaning set out under the heading “Stock Options and Other Compensation Securities – Omnibus Equity Incentive Plan”;

“RSUs” has the meaning set out under the heading “Stock Options and Other Compensation Securities – Omnibus Equity Incentive Plan”;

“Stock Options” has the meaning set out under the heading “Stock Options and Other Compensation Securities – Omnibus Equity Incentive Plan”;

“Shareholders” means the holders of Common Shares;

“Spark & Cannon” means Spark & Cannon Australasia Pty Ltd;

“Transcription Express” has the meaning set out under the heading “General Development of the Business – Three Year History”;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange;

“United States” means the United States of America;

“U.S. Taxpayer” shall mean a recipient of an Award who is subject to taxation under the applicable United States tax laws;

“Warrants” has the meaning set out under the heading “Description of Capital Structure – Warrants”; and

“WordZ” has the meaning set out under the heading “General Development of the Business – Three Year History”.

THIS ANNUAL INFORMATION FORM

In this AIF, unless the context otherwise requires, the “Company” or “VIQ” refers to VIQ Solutions Inc. All financial information in this AIF is prepared in Canadian dollars and using IFRS as issued by the International Accounting Standards Board. VIQ’s financial statements are presented in United States dollars.

This AIF applies to the business activities and operations of the Company for the year ended December 31, 2020. Unless otherwise indicated, the information in this AIF is given as of April 30, 2021.

Except as otherwise indicated in this AIF, references to “Canadian dollars” or “$” are to the currency of Canada and references to “US$” are to United States dollars.

cAUTIONARY NOTES

Forward-Looking Statements

This AIF contains forward-looking statements or information that relate to the Company’s current expectations, estimates, projections and views of future events. The forward-looking statements are contained principally in the sections titled “Description of the Business” and “Risk Factors”.

In some cases, these forward-looking statements can be identified by words or phrases such as “may”, “believe”, “expects”, “will”, “intends”, “projects”, “anticipates”, “estimates”, “continues”, “plan”, “believe”, “aim”, “seek” or the negative of these terms, or other similar expressions intended to identify forward-looking statements. The Company has based these forward-looking statements on current expectations and projections about future events and financial trends that they believe may affect the Company’s financial condition, results of operations, business strategy and financial needs, as the case may be.

Forward-looking statements relating to the Company include, among other things, statements relating to:

•	the results of any historic of future acquisition completed by VIQ;

•	VIQ’s ability to protect its intellectual property;

•	anticipated changes to VIQ’s business model;

•	the timing of the development and release of new products;

•	the expansion of the scope of content solutions and value-add complimentary services VIQ intends to offer to its clients;

•	VIQ’s funding requirements in order to bring new services to market;

•	the impact of newly released products on VIQ’s financial position, including the transition to a SaaS revenue model;

•	the availability of individuals with specialized knowledge and skill to VIQ; and

•	VIQ’s intention to retain future earnings in order to finance its operations and expand its business, and to not pay dividends or make distributions in the foreseeable future.

Forward-looking statements are based on certain key assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate and are subject to risks and uncertainties. Such assumptions include, amongst others, those relating to the consistency of VIQ’s operating results with projects, VIQ’s ability to successfully register its intellectual property rights, VIQ’s ability to enforce outstanding confidentiality agreements, the attractiveness of SaaS offerings in the markets where VIQ operates, VIQ’s ability to successfully develop, market and monetize new products and VIQ’s ability to attract and retain qualified personnel. Although management believes that the assumptions are reasonable, they may prove to be incorrect. Given these risks, uncertainties and assumptions, Shareholders and prospective purchasers of the Company’s securities should not place undue reliance on these forward-looking statements. The above list of forward-looking statements is not exhaustive and whether actual results, performance or achievements will conform to the Company’s expectations and predictions is subject to a number of known and unknown risks, uncertainties, assumptions and other factors, including those listed under “Risk Factors”, which are summarized below.

Business risks include:

•	the impact of COVID-19 on the Company and its business;

•	risks related to the Company’s ability to grow its revenue;

•	variance in the Company’s operating results period to period;

•	risks related to the Company’s ability to integrate its products into potential clients’ existing systems;

•	risks related to the compatibility of the Company’s products with operating systems and computer networks;

•	risks related to potential stoppages to the Company’s operations and failures of the Company’s products;

•	risks related to cyber-threats;

•	the Company’s ability to develop new products, penetrate new markets, and expand in existing markets;

•	the Company’s ability to adapt to technological developments;

•	potential downturns in general economic and market conditions;

•	risks related to identifying and acquiring suitable acquisition targets;

•	integration of acquired businesses into the Company’s portfolio;

•	international operations;

•	the Company’s ability to protect its intellectual property and the effect of potential intellectual property claims;

•	the potential for uninsured or uninsurable losses to arise;

•	competition in the Company’s industry;

•	potential product liability;

•	the Company’s ability to manage growth;

•	ability to retain (or acquire) skilled personnel;

•	potential legal and regulatory proceedings against the Company; and

•	conflicts of interest between the Company and its directors and officers.

Financial and accounting risks include:

•	the availability of sufficient cash flows to the Company;

•	the Company’s ability to access capital;

•	potential inaccuracies in estimates or judgements related to critical accounting policies;

•	tax related risks; and

•	fluctuations in the value of foreign currencies.

Risks related to the Common Shares:

•	volatility in the market price for the Common Shares;

•	the Company’s intention not to pay dividends on the Common Shares;

•	risks related to general market fluctuations; and

•	the risk of future dilutive transactions.

The above risks, uncertainties, assumptions and other factors could cause the Company’s actual results, performance, achievements and experience to differ materially from the Company’s expectations, future results, performances or achievements expressed or implied by the forward-looking statements.

Further, any forward-looking statement made in this AIF relate only to events or information as of the date when the statements are made in this AIF. Except a required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, after the date when the statements are made or to reflect the occurrence of unanticipated events.

An investor should read this AIF with the understanding that the Company’s actual future results may differ materially from management’s current expectations. For a description of material factors that could cause the Company’s actual results to differ materially from the forward-looking statement in this AIF, please see “Risk Factors”.

Market Data

Unless otherwise indicated, information contained in this AIF concerning the industry and markets in which the Company operates is based on information from independent industry organizations, other third-party sources (including industry publications, surveys and forecasts) and management estimates.

The management estimates in this AIF are derived from publicly available information released by independent industry analysts and third party sources, as well as data from the Company’s internal research and are based on assumptions made by the Company based on such data and its knowledge of such industry and markets, which the Company believes to be reasonable. The Company’s internal research has not been verified by any independent source and it has not independently verified any third-party information. While the Company is not aware of any misstatement regarding any industry or market data included in this AIF, such information is inherently imprecise. In addition, projections, assumptions and estimates of the Company’s future performance and the future performance of the industry in which the Company operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the “Risk Factors”.

CORPORATE STRUCTURE

Name, Address and Incorporation

The Company was incorporated pursuant to the ABCA on November 10, 2004 under the name “VIQ Solutions Inc.”. The Company was continued under the OBCA on April 14, 2017.

The Company’s head and registered offices are located at 5915 Airport Road, Suite 700, Mississauga, Ontario L4V 1T1.

The Company is a reporting issuer in Canada in the provinces of British Columbia, Alberta and Ontario, and its Common Shares are listed on the TSX under the trading symbol “VQS”.

Intercorporate Relationships

The following chart illustrates the Company’s corporate structure as at the date of this AIF, together with the governing law of each principal subsidiary and the percentage of voting securities beneficially owned by the Company.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

•	In early 2018, VIQ significantly expanded its business in Europe, the Middle East and Africa. The United Kingdom’s Ministry of Justice, one of VIQ’s largest European clients, commenced an upgrade taking advantage of the latest features and advanced security added to the VIQ platform, as well as preparing for progressive product enhancement. The UK Nursing and Midwifery Council (the “NMC”) doubled the size of its VIQ SaaS installation with the start of the next phase and is extending its subscription service with VIQ. This resulted in NMC having several VIQ installations spanning London, Edinburgh, and Glasgow, with additional portable systems for off-site hearings. In the Middle East, VIQ partnered with Malomatia QSC to collaborate on the Qatar Supreme Judicial Council audio/video courthouse project. In Africa, certain governmental agencies serviced by VIQ in Ghana, Mauritius, Botswana and South Africa undertook additional installations and upgrading.

•	On August 8, 2018, Spark & Cannon was awarded a new contract with the Victoria Police in Australia for the provision of secure transcription of police recordings.

•	On November 14, 2018, VIQ was awarded a patent by the United States Patent and Trademark office for its innovative competency-based digital training portfolio solution.

•	On November 28, 2018, VIQ entered into a non-revolving multi-draw term loan facility (the “Credit Facility”) with Crown Capital Partner Funding LP (“Crown”), pursuant to which Crown agreed to provide VIQ with up to $15,000,000 to be used by VIQ to finance strategic acquisitions. In connection with Crown entering the Credit Facility, VIQ issued Crown 9 million Common Share purchase warrants and issued Crown 2,127,659 Common Shares.

•	On November 28, 2018. VIQ acquired Net Transcripts, Inc. (“Net Transcripts”), a provider of secure multi-speaker documentation services to law enforcement and criminal justice organizations, for approximately US$6.8 million.

•	On December 11, 2018, Spark & Cannon was awarded an additional contract with the Victoria Police in Australia to supply, install and maintain audio/visual recording equipment throughout various metropolitan and regional locations.

•	On December 24, 2018, VIQ acquired Transcription Express Inc. (“Transcription Express”) and HomeTech, Inc. (“HomeTech”). Transcription Express was acquired for aggregate consideration of US$5.55 million, comprised of US$2.78 million in cash, a US$1.67 million promissory note and the issuance of approximately 11,000,000 Common Shares. HomeTech was acquired for aggregate consideration of US$1.67 million, comprised of US$250,000 in cash and a US$1.2 million promissory note.

•	In early 2019, VIQ entered into significant new contracts to supply, install and maintain audio/visual recording equipment in various courts in Nairobi, Kenya and Lesotho and South Africa. Further Net Transcripts was awarded a contract extension for transcription services and the Australian Securities and Investment Commission executed a five year extension with Spark & Cannon for transcription services.

•	From November 28, 2018 to May 22, 2019, Net Transcripts generated 83 new clients.

•	In June 2019, Net Transcripts added an additional 13 clients and renewed 3 contracts with US law enforcement agencies.

•	On July 9, 2019, Spark & Cannon entered into a five year contract to provide transcription services for the Western Australia Police Force.

•	On October 1, 2019, VIQ announced the release of its cloud-based end-to-end workflow solution for the insurance industry.

•	On October 28, 2019 Spark & Cannon entered into a contract with the Queensland Department of Justice and Attorney General to provide court evidence capture and management services. The contract is for an initial six year term plus three one year extensions.

•	On November 27, 2019, Shareholders approved the consolidation of the Common Shares on a 20 to 1 basis.

•	On December 5, 2019, VIQLF in the United States becomes tradable on the OTCQX in the United States.

•	On January 31, 2020, VIQ acquired ASC Services LLC (“ASC”) for an aggregate purchase price of $6.9 million, with $3.1 million paid in cash on closing and $3.8 million to be paid via an earn-out payable quarterly over 30 months following the completion the transaction.

•	On February 4, 2020, the Company announced that it entered into agreements with the holders of unsecured convertible notes (each, a “Convertible Note”) in the aggregate principal amount of approximately USD$6,792,934, granting the holders of such Convertible Notes the option to convert the principal and the aggregate interest payable on their Convertible Notes from the date of issuance to the maturity date, into Common Shares at a conversion price of CAD$2.18 per Common Share, as previously announced by the Company on December 18, 2019.

•	On February 26, 2020, the Company announced the acquisition of a leading US transcription provider, wordZXpressed, Inc. (“WordZ”) of Atlanta, Georgia, VIQ’s fifth accretive acquisition in 14 months. The purchase price paid for the WordZ acquisition was approximately $4.7 million, with approximately $1.3 million paid in cash on closing, approximately $1.2 million paid via a promissory note payable quarterly over 36 months and approximately $2.2 million to be paid via an earnout payable quarterly over 36 months.

•	VIQ was awarded CJIS ACE after completing a rigorous audit and evaluation with Diverse Computing Inc. The audit reviewed various systems, policies and procedures and concluded that VIQ demonstrated the required competencies in managing all aspects of its security policy to be awarded such a designation. The CJIS ACE Compliance Seal is awarded to agencies and companies demonstrating executive commitment and real-world working knowledge of FBI CJIS Security Policy compliance and its critical importance to law enforcement. CJIS sets security standards for law enforcement, cloud providers, local agencies and corporate networks. CJIS monitors criminal activities in local and international communities. Their databases are a centralized source of criminal justice information (“CJIS”).

•	On July 7, 2020, Shareholders approved the appointment of KPMG as Auditors of the Company at the annual Shareholders meeting.

•	On November 26, 2020, the Company closed a bought deal offering of 4,705,900 Common Shares, issued a at a price of $4.25 per Common Share, for aggregate gross proceeds of $20,000,075.

Subsequent Events

•	On January 19, 2021, the Company announced the receipt of final approval from the TSX to graduate to the TSX from the TSXV. On January 21, 2020, the Common Shares began trading on the TSX under the symbol “VQS”. In conjunction with the Company’s listing on the TSX, the Common Shares were voluntarily delisted from the TSXV.

•	On January 28, 2021, the Company announced that it had been named to the 2021 OTCQX Best 50, a ranking of top performing companies traded on the OTCQX Best Market.

•	On March 18, 2021, the Company announced the launch of FirstDraft, powered by aiAssist, a new transcription solution allowing users to quickly convert audio files to text providing near real-time access to interviews, testimony, recorded calls, and dictations.

DESCRIPTION OF THE BUSINESS

General Summary

VIQ delivers intelligent automation, enhanced with human review, to drive transformation in the way evidentiary content is captured, secured, and transformed into actionable information. This combination along with segment specific Artificial Intelligence learning makes VIQ as the leader best positioned to disrupt and gain rapid market share.

VIQ’s innovative technology platform is made of four core software products using cloud, artificial intelligence, mobility, and cybersecurity cloud driven workflow for capture, manage, share, and create digital evidence and very specific documentation. The company is driving the transformation of the highly secured evidentiary data and transcription industry from 0% to 80% via AI-human editors’ collaboration using an innovative patented technology platform.

VIQ operates worldwide with a network of partners including security integrators, audio-video specialists, and hardware and data storage suppliers. The company revenue is strategically segmented both by Geography and Industry Markets: 70% of its revenue is located in the United States, 27% in Australia and a growing 3% in the EMEA and Canada.

VIQ’s solutions serve a growing customer base across a variety of vertical and horizontal markets, the primary of which are as follows:

•	21% of revenue is in criminal justice;
•	29% in legal;
•	23% in insurance; and
•	27% in media, corporate finance, government and medical.

VIQ delivers its products and services to clients primarily through a network of resellers and integrators, as well as through direct sales, offering a variety of deployment methodologies and business models to meet customer demand including software, SaaS and managed services.

Principal Products and Services

VIQ combines artificial intelligence-driven voice and video capture technology and services to securely manage digital content in the most rigid security environments including governments, courts, insurance, law enforcement, media content, news and conferencing. VIQ’s products and services help cybersecurity focused entities securely speed the capture, creation, and management of large volumes of information, preserve the unique value of the spoken word and video image, and deliver meaningful data that they can utilize.

VIQ offers its clients a technology services stack comprised of six core software solutions: MobileMic Pro, CaptureProTM, NetScribe, First Draft. Editing Services and aiAssist that are integrated to create a seamless, end to end digital platform, as outlined further below.

VIQ spent the last three years integrating its entire product portfolio into a modern, secured, cloud-based, scalable ecosystem. Through this established commercial platform, VIQ ingests multi-media content across its markets and delivers immediate value to customers in the form of high-quality evidentiary documentation.

The effective aggregation of customer information in the platform, which may appear as a by-product, is in fact a valuable asset that is be monetized. Our first AI-driven use of this information was aimed at improving the efficiency of the verbatim transcription process by delivering a progressively better first draft. In turn, this capability enabled the delivery of First Draft, a service where a machine-generated version of a multi speakers recording is presented to the user, all the while, feeding back into the system the quality-controlled version of the documents we delivered, refining our linguistic and industry specific corpus models, and progressively enhancing the outcome of our services, in a virtuous circle.

Looking ahead, VIQ intends on utilizing this content to extend the scope of solutions that we offer and expanding the value of the content we collect. To that end, our ML-driven AI engine selection process drives the platform to serve emerging needs and unlocks the additional value in the data stream. VIQ takes advantage of all available technologies to accelerate its strategy, as the system is designed intentionally to integrate both our internal IP and external applications.

Our vision is to create an environment where we cultivate the relationships with our customers through a portfolio of value-added complementary services.

VIQ is transitioning its technology services offerings towards a software as a service (“SaaS”) revenue model, in which clients are charged recurring monthly fees based on a number of variables. Given the size, nature, and visibility of our sales pipeline, VIQ anticipates this SaaS option will continue to gain traction in the markets in which VIQ’s software is offered.

Specialized Skill and Knowledge

The Company employs individuals with a wide range of professional and technical skills and expertise in the course of pursuing and executing its business strategy. Skills and expertise crucial to VIQ’s success in the markets where it operates includes, but is not limited to, market knowledge, specialized editors and specialized engineering and AI ability. Individuals with such knowledge and abilities an employed by VIQ or have been otherwise engaged by VIQ and are readily available to meet VIQ’s needs.

Competitive Conditions

Although VIQ has many competitors in the manual documentation automatic speech recognition/artificial intelligence segment, VIQ’s offerings are performing competitively as they are focused on and tuned to multi speakers evidence based markets. In addition, VIQ holds patents and patent-pending status on key intellectual property rights associated with the design and workflow of its key platforms. Please see “Description of the Business – Intangible Property”.

Products in Development

VIQ dedicates significant effort on the refinement of its ongoing and future technology road map and execution against it to meet its growth commitments. VIQ has many advanced products and services under development including next versions of aiAssist, NetScribe, MobileMic and Capture Pro. VIQ develops its products through a combination of employed and contracted engineers. VIQ expects to bring these new products and services to market commercially will require in the range of $1-$2.6 million over the next six to twelve months.

Intangible Property

Protection of intellectual property is integral to VIQ’s success. As such, VIQ has and will continue to pursue patent protection, register trademarks, and protect other intellectual property through trade secrets, copyright, confidential disclosure agreements, and other mechanisms as appropriate. This includes the use of confidential disclosure agreements with all prospective vendors and partners.

In order to maximize the duration of patent protection during the commercial life a potential product and/or allow the generation of data to strengthen a potential patent, VIQ may on occasion delay patent filing, while ensuring it does not risk the product protection during this delay.

VIQ has in progress applications for several trademarks associated with its newer brand names. It also holds trademarks on key products such as NetScribe and other brand names associated with its business units. Most of these trademark applications are global being primarily in the EU, Australia, USA and Canada. VIQ also holds two patents on technology and has one patent-pending with one patent application work in progress. The intellectual property rights held by VIQ are summarized in the tables below:

No.	Trademark	Jurisdiction	Status	Expiry
1.	AIASSIST	Canada	Pending	-
		United States	Pending	-
		Australia	Registered	January 22, 2030
		UK	Registered	December 6, 2029
2.	AIASSIST Wordmark	Canada United States	Pending Pending	- -
3.	CAPTUREPRO	Canada	Pending	-
	Word mark	United States	Pending	-
		Australia	Registered	October 22, 2029
		UK/EU	Registered	June 12, 2030
4.	MOBILEMIC	Canada	Pending	-
	Word mark	United States	Pending	-
		Australia	Declined	-
		UK/EU	Declined	-
5.	ACCESSPOINT	Canada	Pending	-
	Word mark	United States	Pending	-
		Australia	Declined	-
		UK/EU	Declined	-
6.	CYBERCRYPT	Canada	Abandoned	-
	Word mark	United States	Abandoned	-
		Australia	Registered	December 24, 2029
		UK/EU	Registered	September 25, 2029,
7.	AUDIOWORX Word mark	Canada	Declined	-
		United States	Declined	-
		Australia	Declined	-
		UK/EU	Registered	September 25, 2029
8.	NETSCRIBE Work mark
		United States	Registered	September 7, 2024
9.	NET TRANSCRIPTS Word mark	United States	Registered	June 24, 2024

No.	Patent	Jurisdiction	Expiry
1.	Evidence Based Digital Training Portfolio – A1	United States	August 18, 2037
2.	Evidence Based Digital Training Portfolio – B2	United States	August 18, 2037
3.	Parallel Processing Framework for Voice to Text Digital Media Patent application filed with United States Patent and Trademark Office on August 30, 2019	United States	Pending
4.	Securing And Managing Offline Digital Evidence With A Smart Data Lease System Patent application filed with United States Patent and Trademark Office on April 8, 2021	United States	Pending

Cycles

VIQ’s sales cycles are largely dependent on the size and complexity of individual customers. Based on VIQ’s history and information available to date, we have identified that fourth quarter revenues are generally lower than revenues generated during other interim periods, specifically due to decreased historic revenues in the months of December and January related to annual holidays.

Economic Dependence

The Company is segmented by both geography and industry markets. VIQ’s revenues are well diversified between a number of long term and short term contracts and arrangements, with no concentration in any one particular customer. During the year ended December 31, 2020, VIQ had no customers that accounted for more than 15% of its revenues.

Employees

As of December 31, 2020, VIQ had approximately 320 employees, 40 contractor – employees and 900 independent contractors.

Segmentation of Revenues

VIQ’s revenue is strategically segmented both by geography and industry. Geographically, VIQ’s revenue is derived as follows:

•	70% – United States;
•	27% – Australia; and
•	3% – Canada and EMEA (specifically the United Kingdom, Scotland, the United Arab Emirates, Qatar and Africa).

The approximate proportion of the VIQ’s revenue derived from each industry in which it clients operate is as follows:

•	21% of revenue is in criminal justice;
•	29% in legal;
•	23% in insurance; and
•	27% in media, corporate finance, government and medical

Bankruptcy and Similar Procedures

VIQ is not and has not been subject to any bankruptcy, or any receivership or similar proceedings against it or any of its subsidiaries or any voluntary bankruptcy, receivership or similar proceedings by it or any of its subsidiaries within the three most recently completed financial years or the current financial year.

Reorganizations

VIQ and its subsidiaries have not been subject to any material reorganization within the three most recently completed financial years or the current financial year.

RISK FACTORS

Due to the nature of VIQ’s business, the legal and economic climate in which it operates and its present stage of development, VIQ is subject to significant risks. The risks presented below should not be considered to be exhaustive and may not be all of the risks that VIQ may face. Additional risks and uncertainties not presently known to VIQ or that VIQ currently considers immaterial may also impair the business and operations. If any of the following or other risks occur, the Company’s business, prospects, financial condition, results of operations and cash flows could be materially adversely impacted. In that event, the trading price of the Common Shares could decline and investors could lose all or part of their investment. There is no assurance that risk management steps taken will avoid future loss due to the occurrence of the risks described below or other unforeseen risks. Readers should carefully consider all such risks and other information elsewhere in this AIF before making an investment in VIQ and should not rely upon forward-looking statements as a prediction of future results. Risk factors relating to VIQ include, but are not limited to, the factors set out below.

Business Risks

COVID-19

Since December 2019, the outbreak of COVID-19, has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, mandatory quarantine periods and social distancing, have caused material disruption to business globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions.

It remains unknown to the Company how long it will take for the general public to be vaccinated given the unpredictable and novel nature of this virus. There is a risk of vaccine procurement and supply chain issues, which could prolong the adverse effect the pandemic may have on the economy, the Company and its customers, and is outside of the control of the Company. In late 2020, there had been a number of announcements by health officials alerting the public to multiple mutations of the COVID-19 virus. It is unknown whether the vaccines being distributed or developed will be as effective on the new strains of the virus. Based on the Company’s understanding of these announcements, there is a risk these new mutations may prolong, or increase the adverse effect the pandemic may have on the economy, the Company and its customers, and is outside of the control of the Company.

It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company in future periods. The extent of future potential business disruption due to COVID-19 cannot be known with any degree of certainty. While management anticipates that business will be disrupted for at least part of 2021, they do not believe it will have a material adverse effect on the Company’s overall long-term outlook.

The pandemic has resulted in certain customers of the Company delaying project work, which could include the use of the Company’s services and software. These organizations chose to focus on reorganizing their operations in response to COVID-19, which has resulted in a reduction in anticipated revenues to this point in the current fiscal year. In addition, it is possible that COVID-19 may affect future revenues of the as a result of continuing restrictions relating to traditional sales efforts, such as travel, face-to-face meetings and in-person tradeshows, which are not currently unavailable.

In the event that the pandemic and the measures taken in response materially and adversely affect the Company’s customers, it is possible that this could increase the Company’s credit risk, in the event that such customers are unable to pay any amounts owed to the Company in a timely manner or at all.

Ability to Grow Revenue

To increase our revenue and achieve and maintain profitability, we must regularly add new customers or sell additional solutions to our existing customers, which we plan to do. Numerous factors, however, may impede our ability to add new customers and sell additional solutions to our existing customers, including our inability to convert companies that have been referred to us by our existing network into paying customers, failure to attract and effectively train new sales and marketing personnel, failure to retain and motivate our current sales and marketing personnel, failure to develop relationships with partners or resellers and/or failure to ensure the effectiveness of our marketing programs. In addition, if prospective customers do not perceive our solutions to be of sufficiently high value and quality, we will not be able to attract the number and types of new customers that we are seeking.

Further, the resellers and integrators that we work with are independent businesses that we do not control. These resellers and integrators may choose to devote their efforts to other products in different markets or reduce or fail to devote the resources to provide effective sales and marketing support of our products, any of which could harm our business by reducing sales to customers.

Fluctuations in Periodic Results

The Company’s operating results can vary substantially from period to period. Planned operating expenses are normally targeted to planned revenue levels for the period and are incurred equally throughout the period. If expenses remain relatively fixed, but the Company’s revenues are less than planned in any quarter, the Company’s operating results would be adversely affected for that quarter. In addition, incurring unplanned expenses could adversely affect operating results for the period in which such expenses are incurred. Failure to achieve periodic revenue, earnings and other operating and financial results could result in an immediate and adverse effect on the market price of the Common Shares. The Company may not discover, or be able to confirm, revenue or earnings shortfalls until the end of a quarter, which could result in a greater immediate and adverse effect on the price of the Common Shares.

Ability to Integrate our Products into Clients’ Workplaces

A portion of our sales are made into applications that require our products to be interfaced with other enterprise workflows, enterprise information technology environments or software functionalities. Any significant changes to those enterprise workflows, IT environments or software programs may limit the use or functionality of or demand for our products. As our customers advance technologically, we must continue to effectively interface our products to remain competitive.

Ability to Effectively Operate our Products with Mobile Operating Systems and Computer Networks

The functionality of certain of our products depends upon the continued interoperability of these products with popular mobile operating systems. Any changes in these systems that degrade our products’ functionality or give preferential treatment to competitive offerings could adversely affect the operability and usage of our software products on mobile devices. Additionally, in order to deliver a high-quality user experience, it is important that our products work well with a range of mobile technologies, systems, and networks. We may strive to keep pace with changes in mobile technologies, operating systems, or networks or in developing products that operate effectively within existing or future technologies, systems, and networks. Any significant changes to mobile operating systems by their respective developers may prevent our products from working properly or at all on these systems.

Potential Failures of Our Products

Our business is dependent upon providing customers with fast, efficient and reliable services. A reduction in the performance, reliability or availability of required network infrastructure may harm our ability to distribute content to our customers, as well as our reputation and ability to attract and retain customers. Our operations are susceptible to, and could be damaged or interrupted by, outages caused by fire, flood, power loss, telecommunications failure, Internet or mobile network breakdown, earthquake and similar events. Our solutions are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems and network communications. Our failure or our customers’ failure to protect the networks against damage from any of these events could have a material adverse effect on our business, results of operations and financial condition.

Our operations also depend on web browsers, internet service providers and mobile networks to provide our customers’ end-users with access to websites, streaming and mobile content. Many of these providers have experienced outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our solutions. Any such outage, delay or difficulty could adversely affect our ability to effectively provide our products and services, which would harm our business.

Risk of Cyber-Threats

Although we have implemented numerous security features, malware, viruses, hacking, phishing attacks, social engineering, and other electronic threats on businesses have become more prevalent, have occurred on our systems in the past, and may occur on our systems in the future. While we continue to advance measures to safeguard our solutions and services from cybersecurity threats and vulnerabilities, cyber-attacks and other security incidents continue to evolve in sophistication and frequency. The connection of our software solutions to our customers and their information technology environments could present the opportunity for an attack on our systems to serve as a way to obtain access into our customers’ systems, which could have a material adverse effect on our financial condition and growth prospects. Our security measures may also be breached due to employee or other error, intentional malfeasance and other third-party acts, and system errors or vulnerabilities, including vulnerabilities of our third-party vendors, customers, or otherwise. Businesses have experienced material sales declines after discovering data breaches, and our business could be similarly impacted. The costs to continuously improve the security of our solutions and reduce the likelihood of a successful attack are high and may continue to increase. Furthermore, some jurisdictions have enacted laws requiring companies to notify consumers of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of the data security measures of our solutions. Any negative incidents can quickly erode trust and confidence, particularly if they result in adverse mainstream and social media publicity, governmental investigations or litigation. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our products and technical infrastructure to the satisfaction of our customers may harm our reputation, impair our ability to retain existing customers and attract new customers and expose us to legal claims and government action, each of which could have a material adverse impact on our business, results of operations and financial condition.

Ability to Develop Products, Penetrate New Markets or Further Penetrate Existing Markets

The industry in which the Company operates is subject to rapid technological change. Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to enhance and improve our solutions, to introduce new features and services in a timely manner, to sell into new markets and to further penetrate our existing markets. The success of any enhancement or new feature or service depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or new feature or service. Any new feature or service we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate significant revenue. Any new markets into which the Company attempts to sell its solutions, including new vertical markets and new countries or regions, may not be receptive. If the Company is unable to successfully develop or acquire new features, products or services, enhance its existing product or services to meet customer requirements, sell products and services into new markets or sell our product and services to additional customers in our existing markets, its revenue will not grow as expected. Moreover, the Company is frequently required to enhance and update our products and services as a result of changing standards and technological developments, which makes it difficult to recover the cost of development and forces us to continually qualify new features with our customers.

Ability to Adapt to Technological Developments

The industry in which we operate is evolving at a rapid pace. Our ability to attract new customers and increase revenue from customers will depend in significant part on our ability to anticipate industry changes and to continue to enhance offer solutions or introduce or acquire new solutions on a timely basis to keep pace with technological developments. The success of new solution depends on several factors, including the timely completion and market acceptance of the enhancement or new solution. Any new solution we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue.

Downturns in General Economic and Market Conditions

Volatility in the market price of our Common Shares due to seemingly unrelated financial developments could hurt our ability to raise capital for the financing of acquisitions or other reasons. Any of these events, or any other events caused by turmoil in world financial markets, may have a material adverse effect on our business, operating results, and financial conditions.

Ability to Identify and Acquire Suitable Acquisition Targets

The Company’s strategy has historically involved pursuing accretive acquisitions. The Company may complete additional acquisitions in the future and there are risks inherent in any such acquisition. The Company may not be able to identify suitable new acquisition targets that are available to purchase at a reasonable value. Even if a suitable acquisition can be identified the acquisition may not proceed if suitable terms cannot be negotiated. When conducting due diligence on a potential acquisition it cannot be assured that all the risks and costs inherent in the business being acquired will be identified. If an acquisition of an identified business were to proceed in which a portion or all of the consideration consisted of cash additional funding maybe required through public or private financings if internally generated cash resources are not sufficient.

Ability to Successfully Integrate Acquired Businesses

The Company’s ability to integrate the acquisitions that it made in the most recently completed financial year and future acquisitions into its business is subject to a number of risks including the following:

•	failure to integrate successfully the personnel, information systems, technology and operations of the acquired business;

•	failure to maximize the potential financial and strategic benefits of the acquisition;

•	failure to realize the expected synergies of the acquired business;

•	possible impairment of relationships with employees and clients as a result of any integration of new businesses and management personnel;

•	impairment of goodwill;

•	increased demand on human resources and operating systems, procedures and controls; and

•	reductions in future operating results as a result of the amortization of intangible assets.

Future acquisitions are accompanied by the risk that obligations and liabilities of an acquired business may not be adequately reflected in the historical financial statements of that business and the risk that historical financial statements may be based on assumptions, which are incorrect or inconsistent with the Company’s assumptions or approach to accounting policies. The acquisition and integration of businesses may not be managed effectively and any failure to do so could lead to disruptions in the overall activities of the Company, a loss of clients and revenue, and increased expenses. The Company may acquire contingent liabilities in connection with the acquisitions of business, which maybe material. Best efforts are used to identify and estimate these contingent liabilities and the likelihood that they will materialize but these estimates could differ materially from the liabilities actually incurred.

International Operations

The Company currently operates in the United States, Australia, United Kingdom and Canada and its products and services are sold internationally. There are certain risks inherent in international operations including, but not limited to, remote management, unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, fluctuations in currency exchange rates, and potential adverse tax consequences, which could have a materially adverse effect on the Company’s business, operating results, and financial condition.

Ability to Protect Intellectual Property

The Company’s success is heavily dependent on its ability to protect its intellectual property. The Company relies on protecting its proprietary intellectual property in part through confidentiality agreements with its corporate resellers, strategic partners, employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company’s trade secrets will not otherwise become known or independently discovered by its competitors.

Potential Intellectual Property Claims

Companies in the technology industry often own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. VIQ may be subject to intellectual property rights claims in the future and its technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent VIQ from offering its products and services to others and may require that it procure substitute products or services for these members. With respect to any intellectual property rights claim, VIQ may have to pay damages or stop using technology found to be in violation of a third party’s rights. VIQ may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase its operating expenses. The technology also may not be available for license to VIQ at all. As a result, VIQ may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If VIQ cannot license or develop technology for the infringing aspects of its business, it may be forced to limit its product and service offerings and may be unable to compete effectively. Any of these results could harm VIQ’s brand and prevent VIQ from generating sufficient revenue or achieving profitability. Litigation may be necessary to defend against claims of infringement or to protect trade secrets. Such litigation could result in substantial costs and diversion of management efforts regardless of the results of such litigation and an adverse result could subject VIQ to significant liabilities to third parties, require disputed rights to be licensed or require VIQ to cease using such technology.

Uninsured or Uninsurable Risk

VIQ may become subject to liability for risks which are uninsurable or against which VIQ may opt out of insuring due to the high cost of insurance premiums or other factors. The payment of any such liabilities would reduce the funds available for usual business activities. Payment of liabilities for which insurance is not carried may have a material adverse effect on VIQ’s financial position and operations.

Competition

VIQ in engaged in an industry that is highly competitive. Because this industry is evolving and characterized by technological change, it is difficult to predict whether, when and by whom new competing technologies may be introduced or when new competitors may enter the market. VIQ faces increased competition from companies with strong positions in certain markets we currently serve and in new markets and regions we may enter. Many of VIQ’s current and potential future competitors have significantly greater financial and other resources than VIQ currently possesses and may spend significant amounts of resources to gain market share. VIQ may unable to compete effectively against current and future competitors. In addition, increased competition or other competitive pressures may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on VIQ’s business, financial condition or results of operations.

Competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively than VIQ can, or may devote greater resources to the development, promotion and sale of products than VIQ can. Current and potential competitors may establish cooperative relationships among themselves or with third parties, including through mergers or acquisitions, to increase the ability of their products to address the needs of our current or prospective customers. If these competitors were to acquire significantly increased market share, it could have a material adverse effect on VIQ’s business, financial condition or results of operations. VIQ’s competitors may also establish or strengthen co-operative relationships with systems integrators, third-party consulting firms or other parties with whom VIQ currently has relationships, thereby limiting VIQ’s ability to promote its products and services.

To remain competitive, VIQ must continue to provide:

•	technologically advanced products and solutions that anticipate and satisfy the demands of end-users;

•	continuing advancements or innovations in our product offerings, including products with price-performance advantages or value-added features in security, reliability or other key areas of customer interest;

•	a responsive and effective sales force;

•	a dependable and efficient sales distribution network;

•	superior customer service; and

•	high levels of quality and reliability.

There is no assurance that VIQ will be able to compete successfully against its current or future competitors. Competition may result in price reductions, lower gross profit margins, increased discounts to customers and loss of market share, and could require increased spending by VIQ on research and development, sales and marketing and customer support.

Product Liability Exposure

The Company faces an inherent business risk of exposure to product liability and other claims in the event that the development or use of its technology or prospective products is alleged to have resulted in adverse effects. While the Company has taken, and will continue to take, what it believes are appropriate precautions, there can be no assurance that it will avoid significant liability exposure. Although the Company currently carries product liability insurance, there can be no assurance that the Company has sufficient coverage or can obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products developed by the Company. A product liability claim could have a material adverse effect on the Company’s business financial condition and results of operations.

Managing Growth

Failure to manage our growth successfully may adversely impact our operating results. In order to manage growth and changes in strategy effectively, VIQ must: (a) maintain adequate systems to meet customer demand; (b) expand sales and marketing, distribution capabilities, and administrative functions; (c) expand the skills and capabilities of its current management team; and (d) attract and retain qualified employees; and e) expand our internal operational and financial controls significantly, so that we can maintain control over operations and provide support to other functional areas as the number of personnel and size of business increases. While it intends to focus on managing its costs and expenses over the long term, VIQ expects to invest its earnings and capital to support its growth, but may incur additional unexpected costs. If VIQ incurs unexpected costs it may not be able to expand quickly enough to capitalize on potential market opportunities. Our inability to achieve any of these objectives could harm our business, financial condition and results of operations.

Retention and Acquisition of Skilled Personnel

The loss of any member of VIQ’s management team could have a material adverse effect on its business and results of operations. In addition, the inability to hire or the increased costs of hiring new personnel, including members of executive management, could have a material adverse effect on VIQ’s business and operating results. The expansion of marketing and sales of its products will require VIQ to find, hire and retain additional capable employees who can understand, explain, market and sell its products. There is intense competition for capable personnel in all of these areas and VIQ may not be successful in attracting, training, integrating, motivating, or retaining new personnel, vendors, or subcontractors for these required functions. New employees often require significant training and in many cases, take a significant amount of time before they achieve full productivity. As a result, VIQ may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses issued in connection to equity awards, and may lose new employees to its competitors or other companies before it realizes the benefit of its investment in recruiting and training them. In addition, as VIQ moves into new jurisdictions, it will need to attract and recruit skilled employees in those new areas.

Legal and Regulatory Proceedings

From time to time, VIQ may be a party to legal and regulatory proceedings, including matters involving governmental agencies, entities with whom it does business and other proceedings arising in the ordinary course of business. VIQ will evaluate its exposure to these legal and regulatory proceedings and establish reserves for the estimated liabilities in accordance with generally accepted accounting principles. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have an adverse impact on VIQ’s financial results.

Conflicts of Interest

Certain of the directors and officers of VIQ are or may become directors or officers of, or have significant shareholdings in, other companies and, to the extent that such other companies may participate in ventures in which VIQ may participate, the directors and officers of VIQ may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. Such other companies may also compete with VIQ. In the event that any such conflict of interest arises, a director who has such a conflict will disclose the conflict to a meeting of the directors of VIQ and will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of VIQ are required to act honestly, in good faith and in the best interests of VIQ. In determining whether or not VIQ will participate in a particular transaction, the directors will primarily consider the potential benefits to VIQ, the degree of risk to which VIQ may be exposed and its financial position at that time. See also “Directors and Officers – Conflicts of Interest”.

Financial and Accounting Risks

Cash Flows Risk

VIQ’s business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as competition and viable operations management. The future earnings and cash flow from operations of VIQ are dependent, in part, on its ability to further develop and market its products. There can be no assurances that VIQ will grow and achieve profitability. The operations of VIQ have been funded to date by external financing and if sufficient cash flow from operations or earnings is not generated in the future, additional financing might be required.

Access to Capital

VIQ makes, and will continue to make, substantial investments and other expenditures related to acquisitions, research and development and marketing initiatives. The operations of VIQ have been funded to date by external financing and if sufficient cash flow from operations or earnings is not generated in the future, additional financing might be required. VIQ will have further capital requirements and other expenditures as it proceeds to expand its business or take advantage of opportunities for acquisitions or other business opportunities that may be presented to it. VIQ may incur major unanticipated liabilities or expenses. VIQ can provide no assurance that it will be able to obtain financing to meet the growth needs of its operations.

Estimates or Judgments Relating to Critical Accounting Policies

The preparation of consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the application of the Company’s accounting policies and the amounts reported in the consolidated financial statements and the related notes. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. These estimates have been applied in a manner consistent with that in prior periods and there are no known trends, commitments, events or uncertainties that the Company believes will materially affect the assumptions utilized in these consolidated financial statements. Estimates and underlying assumptions are reviewed on an ongoing basis and revisions to estimates are recognized prospectively. The estimates are impacted by many factors, some of which are highly uncertain and actual results may differ from those estimates.

The continuing uncertainty around the outbreak of COVID-19 pandemic required the use of judgments and estimates in the preparation of the consolidated financial statements for the year ended December 31, 2020. The future impact of COVID-19 uncertainties could generate, in future reporting periods, a significant impact to the reported amounts of assets, liabilities, revenue and expenses in these and any future consolidated financial statements. Examples of accounting estimates and judgments that may be impacted by the pandemic include, but are not limited to, impairment of goodwill and intangible assets and allowance for doubtful accounts.

VIQ’s operating results may be adversely affected if the assumptions change or if actual circumstances differ from those in the assumptions, which could cause VIQ’s operating results to fall below the expectations of investors, resulting in a decline in the share price of VIQ. Significant assumptions and estimates used in preparing the financial statements include those related to the credit quality of accounts receivable, income taxes, income tax credits receivable, share based payments, warrants, internally generated development costs, functional currency, impairment of non-financial assets, purchase price allocation, contingent consideration, incremental borrowing rate used to discount leases, allocation of the transaction price to multiple performance obligations in contracts with customers, as well as revenue and cost recognition.

Tax Risks

VIQ operates is subject to income tax and other forms of taxation in multiple jurisdictions. Taxation laws and rates which determine taxation expenses may vary significantly in different jurisdictions, and legislation governing taxation laws and rates are also subject to change. Therefore, VIQ’s earnings may be impacted by changes in the proportion of earnings taxed in different jurisdictions, changes in taxation rates, changes in estimates of liabilities and changes in the amount of other forms of taxation. VIQ may have exposure to greater than anticipated tax liabilities or expenses. VIQ may be subject to income taxes and non-income taxes in a variety of jurisdictions and its tax structure may be subject to review by both domestic and foreign taxation authorities and the determination of VIQ’s provision for income taxes and other tax liabilities will require significant judgment.

Foreign Currency Fluctuations

VIQ’s monetary assets and liabilities denominated in currencies other than the Canadian dollar will give rise to a foreign currency gain or loss reflected in our comprehensive earnings. To the extent the United States dollar or Australian dollar weakens against the Canadian dollar, VIQ may incur foreign exchange losses. Such losses would be included in VIQ’s financial results and, consequently, may have an adverse effect on the price of the Common Shares. As VIQ currently has a global client base, a significant portion of VIQ’s income is in US dollars and Great Britain pounds. The exchange rates between the Canadian dollar, the US dollar and the Great Britain pound are subject to daily fluctuations in the currency markets and these fluctuations in market exchange rates are expected to continue in the future. Such fluctuations affect both VIQ’s consolidated revenues as well as our consolidated costs. Also, changes in foreign exchange rates may affect the relative costs of operations and prices at which VIQ and its foreign competitors sell products in the same market. VIQ currently does not engage in currency hedging through financial instruments.

Internal Controls Risk

Effective internal controls are necessary for VIQ to provide reliable financial reports and effectively prevent fraud. Under Canadian securities law requirements, VIQ’s Chief Executive Officer and Chief Financial Officer are required to certify that they are responsible for establishing and maintaining disclosure controls and internal controls over financial reporting for the Company, that those disclosure controls and internal controls have been designed and are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. VIQ maintains compliance with Canadian securities law requirements by strengthening, assessing and testing the system of internal controls to provide the basis for the certification. However, the continuous process of strengthening VIQ’s internal controls and complying with Canadian securities law requirements is expensive and time consuming. VIQ cannot be certain that the measures it is taking will ensure that it maintains adequate control over financial processes and reporting. Furthermore, as VIQ grows its business, the controls will become more complex and the Company could require more resources to ensure its internal controls remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm VIQ’s results of operations or cause it to fail to meet its reporting obligations. If VIQ or its independent registered public accounting firm discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in VIQ’s audited consolidated financial statements and harm its share price. In addition, future non-compliance with the Canadian securities law requirements could subject VIQ to a variety of administrative sanctions, including the suspension of trading or delisting of its common shares, which could materially adversely affect its share price.

Risks Related to the Common Shares

Volatile Market Price for Common Shares

The market price for Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control. Fluctuations in the market price of the Common Shares could cause an investor to lose all or part of its investment in Common Shares. Factors that could cause fluctuations in the trading price of the Common Shares include: (a) announcements of new offerings, products, services or technologies, commercial relationships, acquisitions or other events by VIQ or its competitors; (b) price and volume fluctuations in the overall stock market from time to time; (c) significant volatility in the market price and trading volume of agriculture companies; (d) fluctuations in the trading volume of the Common Shares or the size of VIQ’s public float; (e) actual or anticipated changes or fluctuations in VIQ’s results of operations; (f) whether VIQ’s results of operations meet the expectations of securities analysts or investors; (g) actual or anticipated changes in the expectations of investors or securities analysts; (g) litigation involving VIQ, its industry, or both; (h) regulatory developments in the Canada and other countries; (i) general economic conditions and trends; (j) major catastrophic events; (k) escrow releases, sales of large blocks of the Common Shares; (l) departures of key employees or members of management; or (m) an adverse impact on VIQ from any of the other risks cited herein.

No History of Payment of Cash Dividends

VIQ has not declared or paid cash dividends on the Common Shares. VIQ intends to retain future earnings to finance the operation, development, and expansion of the business. VIQ does not anticipate paying cash dividends on the Common Shares in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of the Board and will depend on VIQ’s financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that the Board considers relevant.

Market Risks related to Securities

The market price of the Common Shares may be subject to wide fluctuations in response to many factors, including variations in the operating results of the Company, divergence in financial results from analysts’ expectations, changes in earnings estimates by stock market analysts, changes in the business prospects for the Company, general economic conditions, legislative changes and other events and factors outside of the Company’s control.

Dilution

VIQ may also issue Common Shares or securities convertible into Common Shares from time to time in connection with a financing, acquisition or otherwise. Any such issuance could result in substantial dilution to existing Shareholders and cause the trading price of VIQ’s securities to decline.

DIVIDENDS AND DISTRIBUTIONS

While there are no restrictions in the Company’s articles or pursuant to any agreement or understanding that prevent the Company from paying dividends or distributions, VIQ has not declared or paid cash dividends on the Common Shares. VIQ intends to retain future earnings to finance the operation, development and expansion of the business, and accordingly, VIQ does not anticipate paying cash dividends on Common Shares in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of the Board and will depend on VIQ’s financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that the Board considers relevant.

DESCRIPTION OF CAPITAL STRUCTURE

Common Shares

VIQ is authorized to issue an unlimited number of Common Shares, of which 24,893,638 are issued and outstanding as at the date of this AIF. Shareholders are entitled to receive notice of, attend, and vote at any meeting of the Shareholders, and to cast one vote for each Common Share held on the applicable record date in respect of any matter put to vote at such a meeting. Shareholders are entitled to receive dividends if, as and when declared by the Board. Shareholders are entitled to share equally in the remaining property of the Company upon the liquidation, dissolution or winding-up of the Company.

Warrants

As of the date of this AIF there are no warrants to purchase Common Shares (“Warrants”) issued and outstanding.

Stock Options and Other Compensation Securities

Legacy Option Plan

The Company has a “rolling” stock option plan (the “Legacy Stock Option Plan”) pursuant to which up to a maximum of 10% of the issued and outstanding Common Shares may be reserved for issuance pursuant to the exercise of Legacy Stock Options. As of the date of this AIF, no further grants of Legacy Stock Options may be made under the Legacy Stock Option Plan as the Legacy Stock Option Plan is replaced with the Omnibus Equity Incentive Plan.

As of the date of this AIF, there are a total of 939,600 Legacy Stock Options issued and outstanding. Legacy Stock Options are exercisable by the holders there of to acquire Common Shares at a future date. The terms and conditions attached to the Legacy Stock Option grants were determined by the Board, in its sole discretion. At the time of grant the Board had the power and discretionary authority to determine the terms and conditions of the Legacy Stock Option grants, including the individuals who would receive the Legacy Stock Option grants, the number of Legacy Stock Options subject to each grant, the exercise price of the Legacy Stock Options, the limitations or restrictions on vesting of Legacy Stock Options, acceleration of vesting of Legacy Stock Options, the form of consideration payable on settlement of Legacy Stock Options and the timing of the Legacy Stock Options grants. The Board also had the power to establish procedures for payment of withholding tax obligations with cash.

Legacy DSU Plan

On March 17, 2015, the Company adopted a deferred share unit plan (the “Legacy DSU Plan”). The Legacy DSU Plan was approved by Shareholders on June 17, 2015.

At any given time, a maximum of 100,000 Common Shares may be reserved for issuance under the Legacy DSU Plan. As of the date of this AIF, there are a total of 66,667 Legacy DSUs issued and outstanding.

Only non-employee Directors (“Eligible Directors”) are eligible to participate in the Legacy DSU Plan. A Legacy DSU issued under the Legacy DSU Plan is a “bookkeeping” entry representing a future right to receive one Common Share or its equivalent fair market value in cash at the time of the holder’s retirement, death or the holder otherwise ceasing to be an Eligible Director. Under the Legacy DSU Plan, the Board may, from time to time in its sole discretion, provide for the grant of Legacy DSUs to an Eligible Director and upon such grant, such Eligible Director shall become a participant in the Legacy DSU Plan; however, participation in the Legacy DSU Plan is optional. Each Legacy DSU awarded by the Company is initially equal to the value of a Common Share at the time the Legacy DSU is awarded. The value of the Legacy DSU increases or decreases as the price of the Common Shares increases or decreased.

Omnibus Equity Incentive Plan

On January 13, 2021, the Board adopted an omnibus equity incentive plan (the “Omnibus Equity Incentive Plan”), which was approved by Shareholders at the Company’s annual general and special meeting of Shareholders at April 29, 2021 and became effective on that date.

The Omnibus Equity Incentive Plan is a “rolling” plan which provides that an aggregate maximum of 10% of the Company’s issued and outstanding Common Shares may be reserved for issuance pursuant to the exercise of: (i) Legacy Stock Options; (ii) and Awards under the Omnibus Equity Incentive Plan. As of the date of this AIF there are no Stock Options, RSUs, PSUs or DSUs issued and outstanding.

Under the Omnibus Equity Incentive Plan, employees, directors and consultants of the are eligible to receive awards of stock options (“Stock Options”), restricted share units (“RSUs”), performance share units (“PSUs”) and deferred share units (“DSUs”) under the Omnibus Equity Incentive Plan.

Stock Options

A Stock Option entitles a holder thereof to purchase a prescribed number of treasury Common Shares at an exercise price set at the time of the grant. Such grant may be settled in Common Shares, cash or combination thereof in the discretion of the Plan Administrator. If settled in cash, such payment will be equal to the “in the money” amount, being an amount equal to the Market Price (as defined below) of the Common Shares issuable on the exercise of such Stock Option as of the date such Stock Option is exercised, less the aggregate exercise price of the Option. The Board has the power and discretionary authority to determine the terms and conditions of the Stock Option grants, including the individuals who will receive the Stock Option grants, the number of Stock Options subject to each grant, the exercise price of the Stock Options, the limitations or restrictions on vesting of Stock Options, acceleration of vesting of Stock Options, the form of consideration payable on settlement of Stock Options and the timing of the Stock Options grants.

Subject to the policies of the TSX, a Stock Option holder may elect to surrender a Stock Option to the Company (a “Cashless Exercise”) in consideration for an amount from the Company equal to (i) the Market Price of the Common Shares issuable on the exercise of such Stock Option (or portion thereof) as of the date such Stock Option (or portion thereof) is exercised, less (ii) the aggregate exercise price of the Stock Option (or portion thereof) surrendered relating to such Common Shares (the “In-the-Money Amount”) by written notice to the Company indicating the number of Stock Options such participant wishes to exercise using the Cashless Exercise, and such other information that the Company may require. Subject to the provisions of the Omnibus Equity Incentive Plan and the policies of the TSX, the Company will satisfy payment of the In-the-Money Amount by delivering to the participant: (i) such number of Common Shares having a fair market value equal to the In-the-Money Amount; (ii) a cash payment equal to the In-the-Money Amount; or (iii) a combination of Common Shares and cash having an aggregate value equal to the In-the-Money Amount.

Restricted Share Units

A RSU is a unit equivalent in value to a Common Share credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one Common Share (or the value thereof) for each RSU after a specified vesting period. The Board has the power and discretionary authority to determine the terms and conditions of RSU grants, including the individuals who will receive RSU grants, the number of RSUs subject to each grant, the vesting of RSU grants, the form of consideration issuable upon vesting of RSU grants and the timing of RSU grants.

Upon settlement, holders will redeem each vested RSU for the following at the election of such holder but subject to the approval of the Board: (a) one fully paid and non-assessable Common Share in respect of each vested RSU, (b) a cash payment or (c) a combination of Common Shares and cash. Any such cash payments made by the Company shall be calculated by multiplying the number of RSUs to be redeemed for cash by the Market Price per Common Share as at the settlement date.

Performance Share Units

A PSU is a unit equivalent in value to a Common Share credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one Common Share (or the value thereof) for each PSU after specific performance-based vesting criteria determined by the Plan Administrator, in its sole discretion, have been satisfied. The Board has the power and discretionary authority to determine the terms and conditions of PSU grants, including the individuals who will receive PSU grants, the number of PSUs subject to each grant, the vesting of PSU grants, the form of consideration issuable upon vesting of PSU grants and the timing of PSU grants.

Upon settlement, holders will redeem each vested PSU for the following at the election of such holder but subject to the approval of the Board: (a) one fully paid and non-assessable Common Share in respect of each vested PSU, (b) a cash payment, or (c) a combination of Common Shares and cash. Any such cash payments made by the Company to a participant shall be calculated by multiplying the number of PSUs to be redeemed for cash by the Market Price per Common Share as at the settlement date.

Deferred Share Units

A DSU is a unit equivalent in value to a Common Share credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one Common Share (or, at the election of the holder and subject to the approval of the Board, the cash value thereof) for each DSU on a future date. The Board may fix from time to time a portion of the total compensation (including annual retainer) paid by the Company to a director in a calendar year for service on the Board that are to be payable in the form of DSUs. In addition, each director is given, subject to the provisions of the Omnibus Equity Incentive Plan, the right to elect to receive a portion of the cash Director Fees owing to them in the form of DSUs.

Except as otherwise determined by the Board or as set forth in a particular award agreement, DSUs shall vest immediately upon grant. Upon settlement, holders will redeem each vested DSU for: (a) one fully paid and non-assessable Common Share issued from treasury in respect of each vested DSU, or (b) at the election of the holder and subject to the approval of the Plan Administrator, a cash payment on the date of settlement. Any cash payments made under the Omnibus Equity Incentive Plan by the Company to a participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the Market Price per Common Share as at the settlement date.

MARKET FOR SECURITIES

Trading Price and Volume

The Company’s Common Shares are listed for trading on the TSX under the symbol “VQS” and in the United States on the OTCQX under the trading symbol “VQSLF”. During the year ended December 31, 2020, the Company’s Common Shares were listed on the TSXV. On January 19, 2021, the Company announced its receipt of final approval from the TSX to graduate from listing on the TSXV to listing on the TSX. On January 21, 2021, the Company’s Common Shares began trading on the TSX and, in conjunction, were voluntarily delisted from the TSXV.

The following table sets out trading information for the Common Shares on the TSXV for the Company’s most recently completed financial year:

Period	High	Low	Volume
December 2020	6.50	4.10	999,371
November 2020	5.22	3.99	852,950
October 2020	5.48	3.80	487,695
September 2020	4.15	3.60	134,862
August 2020	4.01	3.58	258,854
July 2020	4.24	3.50	352,578
June 2020	4.45	2.90	641,958
May 2020	3.85	2.45	646,513
April 2020	4.25	3.16	251,926
March 2020	4.49	2.82	278,844
February 2020	4.50	2.02	375,400
January 2020	2.18	1.71	146,561

Unlisted Securities

During the financial year ended December 31, 2020, the Company issued the following securities not listed or quoted on any stock exchange or other marketplace:

Date of Issue	Class of Security	Number of Securities Issued	Conversion/Exercise price per Security
April 24, 2020	Legacy Stock Options	396,000	C$3.13

DIRECTORS, OFFICERS AND PROMOTERS

The table below lists the following information about the Company’s directors and officers: their names, municipalities of residence, positions and offices held, and principal occupations or employment.

Name, Municipality of Residence and Position with the Company	Principal Occupations during the Last Five Years	Period as a Director or Officer of the Company
Larry Taylor (2) Ontario, Canada	Mr. Taylor has been CEO Group Leader of CEO Global Network since 2011 and President of Taylor Made Solutions since 2009. He currently sits as an independent board member for Continental Bank of Canada. Mr. Taylor is Board Chair for the Green Energy Cooperative of Ontario and Board Chair for Spark Power Group Inc. (TSX: SPG). Mr. Taylor is a Chartered Professional Accountant and a Certified Management Consultant. Mr. Taylor has previously held key senior executive positions with several companies including National Money Mart, Travelex Americas and Cap Gemini Ernst & Young Canada Inc. Mr. Taylor has experience working with private equity firms to identify, acquire and combine companies to create shareholder value.	June 2014 to present
Sebastien Paré (2) Ontario, Canada	Mr. Paré has been the Chief Executive Officer of the Company since January 2015 and has served as the President of the Company since August 2014. Prior thereto, Mr. Paré served as President of CSDC Systems Inc. since May of 2004. Mr. Paré is a leading digital transformation expert driving VIQ to deliver intelligent automation, enhanced with human review, to drive transformation in the way evidentiary content in highly secured and regulated agencies is captured, secured, and repurposed into actionable information. He has worked in North America, the Middle East, and West Africa. Prior to his position at the Company, he was President and Chief Operating Officer of an enterprise technology platform company dedicated to public sector digital services. Mr. Paré received a Bachelor of Science from the University of Quebec at Montreal and a Master of Science from the University of British Columbia.	February 2015 to present
Harvey Gordon (1)(2) Ontario, Canada	Mr. Gordon is the Managing Director of Channel Solutions Inc., where he provides CEO mentoring and strategic development guidance to growth-oriented technology companies. Mr. Gordon has extensive software, professional services and technology leadership experience as the CEO of international, US and Canadian companies, both public and private. He has held key senior executive positions during high growth phases of industry leading software and service firms, including Algorithmics Inc., Changepoint Corporation, Infonet Services Corporation and Magic Lantern Group. Mr. Gordon holds a Master of Science degree in Computer Science from the University of Toronto and a Bachelor of Applied Science in Engineering Science.	June 2014 to present
Mike Kessel (1) Ontario, Canada	Mr. Kessel is the President and CEO of Cleveland Clinic Canada and is responsible for the growth, strategic partnerships and enterprise value creation. He implemented a unique public/private hybrid strategy that led to formal partnerships with Sick Kids, Sunnybrook and Mt. Sinai Hospitals and the Heart and Stroke Foundation. He also led partnership efforts with the Ontario Ministry of Health resulting in important firsts in country and cross border patient care. Mr. Kessel earned an MBA from Kellogg Business School at Northwestern University in Chicago and a Bachelor of Science from The Ohio State University. He is also a Chartered Professional Accountant.	September 2017 to present

Name, Municipality of Residence and Position with the Company	Principal Occupations during the Last Five Years	Period as a Director or Officer of the Company
Joseph Quarin (1) Ontario, Canada	Mr. Quarin is a successful public company Chief Executive Officer (TSX and NYSE), corporate executive and director. He was the Chief Executive Officer and Director of Progressive Waste Solutions Ltd., a North American non-hazardous solid waste management company from January 2012 until the reverse-merger with Waste Connections Inc. in 2016. Mr. Quarin joined Progressive’s inaugural leadership team in July 2000 and played an integral role in its growth and success from US$100 million to US$2 billion in revenue. He is currently the President and Chief Executive Officer of Q5 Capital Inc., a private investment company and strategic management advisor focused on leadership, growth and operating initiatives that drive value creation. He was recognized as #10 on the Financial Post’s Top 100 CEO Scorecard 2016 and named one of Canada’s Top 40 Under 40TM in 2004. Mr. Quarin currently serves as a Board member of Spark Power Group Inc. (TSX: SPG), Edo Revenue Royalty GP and EJ Trademark GP, Eagle River Capital, LLC and GRT Holdings Ltd. He is also a Director of the Humber River Hospital Board. Mr. Quarin holds a Master of Business Administration (with Distinction) from the Ivey Business School at Western University, a Bachelor of Commerce (Honours) from the Smith School of Business at Queen’s University, and is a Chartered Professional Accountant and Chartered Accountant.	November 2016 to present
Bradley Wells (2) Ontario, Canada

Mr. Wells has been President and CEO of Momentum Group Ltd. since he founded it in 2004. He served as CEO of Sym-Tech Dealer Services for the past 25 years until the company was successfully sold in 2019. Mr. Wells currently runs operating companies in Canada, the United States and Central America.

November 2019 to present
Alexie Edwards Ontario, Canada

Mr. Edwards has been Chief Financial Officer since May 1, 2019. Mr. Edwards has 20+ years’ experience in finance and accounting spanning various industries, namely including Real Estate and Software, Proven finance leader who has built and shaped first-class finance teams, led the integration of numerous acquisitions in various jurisdictions, and overseen implementation of incredibly challenging accounting changes, Previously served as Vice President of Finance for Jonas Software (Subsidiary of Constellation Software), an international provider of market-leading software. Mr. Edwards holds a Post Graduate Diploma from the University of Manchester and is a Chartered Professional Accountant and Chartered Accountant.

May 2019 to present
Susan Sumner Florida, USA

Ms. Sumner has been Chief Operating Officer since July 2018. Ms. Sumner has held 30 years executive leadership, consulting and operations management roles in Fortune 500 companies Deep insight and experience in building world-class operational infrastructure for IT companies, Successfully combined several middle-market operating companies in the medical transcription space generating a successful exit for capital providers, Oversaw the acquisition and integration of multiple transcription and IT businesses at Nuance Corporation.

July 2018 to present

Notes:

(1)	Member of the Audit Committee. Joseph Quarin is the Chair of the Audit Committee.

(2)	Member of the Compensation, Nominating and Corporate Governance Committee. Larry Taylor is the Chair of the Compensation Committee.

Term of Directors

The term of office of the directors expires annually at the time of each of the Company’s annual general meeting. The term of office of the executive officers expires at the discretion of the Board.

Aggregate Ownership of Securities

As a group, the directors and officers of the Company hold approximately 5,910,514 Common Shares, representing 23.74% of all issued and outstanding Common Shares, approximately 558,750 Legacy Stock Options representing 59.47% of the outstanding Legacy Stock Options and approximately 66,667 Legacy DSUs representing 100% of the total outstanding Legacy DSUs.

Work Commitment to the Company

VIQ’s executive officers work on a full-time basis for the Company. Each executive office of the Company has entered into non-competition and non-disclosure agreements with VIQ. The directors devote their time and expertise as required by VIQ.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Cease Trade Orders

No director or executive officer of the Company is, as at the date of this AIF, or was within ten years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including the Company) that:

(a)	was subject to a cease trade order, an order similar to a cease trade order, or an order than denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or

(b)	was subject to a cease trade order, an order similar to a cease trade order, or an order than denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

The foregoing information, not being within the knowledge of VIQ, has been furnished by the respective directors and executive officers.

Bankruptcy & Insolvency

No director or executive officer of the Company, nor a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(a)	is, as at the date of this AIF, or has been within 10 years before the date of this AIF, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)	has, within 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

Penalties or Sanctions

No director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

conflicts of interest

The Company’s directors and officers may serve as directors or officers, or may be associated with, other reporting companies, or have significant shareholdings in other public companies. To the extent that such other companies may participate in business or asset acquisitions, dispositions, or ventures in which the Company may participate, the directors and officers of the Company may have a conflict of interest in negotiating and concluding terms respecting the transaction. If a conflict of interest arises, the Company will follow the provisions of the OBCA dealing with conflict of interest. These provisions state that where a director has such a conflict, that director must, at a meeting of the Company’s directors, disclose his or her interest and refrain from voting on the matter unless otherwise permitted by the OBCA. In accordance with the laws of the Province of Ontario, the directors and officers of the Company are required to act honestly, in good faith, and the best interest of the Company.

To the best of the Company’s knowledge, there are no known existing or potential conflicts of interest among the Company or a subsidiary of the Company and the Company’s directors and officers or the directors and officers of a subsidiary of the Company as a result of their outside business interests, except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies.

promotErs

A “Promoter” is defined in the Securities Act (Ontario) as a “(a)  a person or company who, acting alone or in conjunction with one or more other persons, companies or a combination thereof, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of an issuer; or (b) a person or company who, in connection with the founding, organizing or substantial reorganizing of the business of an issuer, directly or indirectly, receives in consideration of services or property, or both services and property, 10 per cent or more of any class of securities of the issuer or 10 per cent or more of the proceeds from the sale of any class of securities of a particular issue, but a person or company who receives such securities or proceeds either solely as underwriting commissions or solely in consideration of property shall not be deemed a promoter within the meaning of this definition if such person or company does not otherwise take part in founding, organizing, or substantially reorganizing the business.”

No person or company has been, within the two most recently completed financial years or during the current financial year, a promoter of the Company or of a subsidiary of the Company.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

In the ordinary course of business, VIQ may be subject to certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving tax, social security, labour lawsuits and other matters. VIQ will accrue liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated.

As of the date of this AIF, the Company’s management is not aware of any current or contemplated legal proceedings material to the Company to which it is a party or of which any of its property is the subject matter.

As of the date of this AIF, no penalties or sanctions have been imposed against the Company by a court or regulatory body and the Company did not enter into any settlement agreements before a court relating to securities legislation or with a securities regulatory authority.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

There were no material interests, direct or indirect, of directors or executive officers of VIQ, of any Shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding voting securities of VIQ, or any known associate or affiliate of such persons, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or would materially affect VIQ or any of its subsidiaries.

TRANSFER AGENTS AND REGISTRARS

The transfer agent and registrar for the Common Shares is TSX Trust Company located at 100 Adelaide Street W, Suite 301, Toronto, Ontario M5H 4H1.

MATERIAL CONTRACTS

Except for contracts entered into in the ordinary course of business and not required to be filed under Section 12.2 of NI 51-102, there are no contracts which are regarded as material and which were entered into by the Company within the most recently completed financial year or before the most recently completed financial year that are still in effect.

INTERESTS OF EXPERTS

The Company’s auditor is KPMG LLP and is located at Vaughan Metropolitan Centre, 100 New Park Place, Suite 1400, Vaughan, Ontario L4K 0J3. Such auditor is independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

MNP LLP, the former auditor of the Company, has confirmed that it was, with respect to the Company, throughout the period of its engagement, independent in accordance with the Code of Professional conduct of the Chartered Professional Accountants of Ontario.

There is no person or company whose profession or business gives authority to a statement made by such person or company and who is named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under NI 51-102 by the Company during the most recently completed financial year other than MNP LLP, who acted as the Company’s auditor during the most recently completed financial year. To management’s knowledge, as of the date hereof, neither MNP LLP nor the designated professionals of MNP LLP, directly or indirectly owned any of the outstanding Common Shares or other securities of the Company. No director, officer or employee of MNP LLP is to be or has been elected, appointed or employed as a director, officer or employee of the Company.

AUDIT COMMITTEES AND CORPORATE GOVERNANCE

The following information regarding the audit committee of the Board (the “Audit Committee”) is required to be disclosed pursuant to NI 52-110.

Audit Committee Mandate and Terms of Reference

The Audit Committee is a committee established for the purpose of overseeing the accounting and financial reporting process of the Company and annual external audits of the consolidated financial statements. The mandate and responsibilities of the Audit Committee is attached hereto as Schedule “A”.

Composition of the Audit Committee

The members of the Audit Committee, being Messrs. Quarin (Chair), Gordon and Kessel, are independent in accordance with NI 52-110. In addition, the members of the Audit Committee have education and experience relevant to the performance of their responsibilities as Audit Committee members and are all considered “financially literate” pursuant to NI 52-110. The education and experience of the members of the Audit Committee is as follows:

•	Mr. Quarin is a successful public company Chief Executive Officer (TSX and NYSE), corporate executive and director. He was the Chief Executive Officer and Director of Progressive Waste Solutions Ltd., a North American non-hazardous solid waste management company from January 2012 until the reverse-merger with Waste Connections Inc. in 2016. Joe joined Progressive’s inaugural leadership team in July 2000 and played an integral role in its growth and success from US$100 million to US$2 billion in revenue. Joe is currently the President and Chief Executive Officer of Q5 Capital Inc., a private investment company and strategic management advisor focused on leadership, growth and operating initiatives that drive value creation. Joe currently serves as a Board member of Spark Power Group Inc. (TSX: SPG), Edo Revenue Royalty GP and EJ Trademark GP, and Eagle River Capital, LLC. Joe holds a Master of Business Administration (with Distinction) from the Ivey Business School at Western University, a Bachelor of Commerce (Honours) from the Smith School of Business at Queen’s University, and is a Chartered Professional Accountant and Chartered Accountant. Mr. Quarin is financially literate.

•	Mr. Gordon is the Managing Director of Channel Solutions Inc., where he provides CEO mentoring and strategic development guidance to growth-oriented technology companies. Mr. Gordon has extensive software, professional services and technology leadership experience as the CEO of international, US and Canadian companies, both public and private. He has held key senior executive positions during high growth phases of industry leading software and service firms, including Algorithmics Inc., Changepoint Corporation, Infonet Services Corporation and Magic Lantern Group. Mr. Gordon holds a Master of Science degree in Computer Science from the University of Toronto and a Bachelor of Applied Science in Engineering Science. Mr. Gordon is financially literate.

•	Mr. Kessel is the President and CEO of Cleveland Clinic Canada and is responsible for the growth, strategic partnerships and enterprise value creation. He implemented a unique public/private hybrid strategy that led to formal partnerships with Sick Kids, Sunnybrook and Mt. Sinai Hospitals and the Heart and Stroke Foundation. He also led partnership efforts with the Ontario Ministry of Health resulting in important firsts in country and cross border patient care. Mr. Kessel earned an MBA from Kellogg Business School at Northwestern University in Chicago and a Bachelor of Science from The Ohio State University. He is also a Chartered Professional Accountant. Mr. Kessel is financially literate.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the audit committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

The Audit Committee reviews and pre-approves all non-audit services to be provided to the Company by its external auditors.

External Auditor Service Fees

The Audit Committee has reviewed the nature and amount of the non-audit services provided to the Company by its external auditors ensure auditor independence in the financial periods ended December 31, 2020 and December 31, 2019. Fees payable to its external auditors in connection with the provisions of audit and non-audit services for the fiscal periods ending December 31, 2020 and December 31, 2019, are outlined in the following table:

Type of Service Provided	2020	2020	2019
	KPMG	MNP	MNP
Audit fees (1)	$252,691	$63,000	$225,000
Audit-related fees (2)	-	-	11,250
Tax fees (3)	$22,973	-	24,088
All Other Fees (4)	-	-	68,775
Total	$275,664	$63,000	$329,113

Notes:

(1)	“Audit Fees” include the aggregate fees billed by the Company’s external auditor for professional services rendered by the external auditor for the audit of the Company’s financial statements, reviews of interim financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements.

(2)	“Audit-Related Fees” include the aggregate fees billed for assurance and related services by the Company’s external auditor that are reasonably related to the performance of the audit of the Company’s financial statements and are not reported under “Audit Fees”.

(3)	“Tax Fees” include the aggregate fees billed for professional services rendered by the Company’s external auditor for tax compliance, tax advice, and tax planning and include corporate tax returns and preparation of SR&ED returns.

(4)	“All Other Fees” include all other non-audit services.

ADDITIONAL INFORMATION

Additional information is contained in the Company’s audited financial statements and MD&A for the Company’s most recently completed financial year, copies of which have been filed with the securities regulatory authorities in the provinces of British Columbia, Alberta and Ontario and may be found on SEDAR at www.sedar.com.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under the Company’s equity compensation plans, is contained in the Company’s information circular for its most recent annual meeting of securityholders that involved the election of directors.

SCHEDULE “A”
VIQ SOLUTIONS INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

(I)	ESTABLISHMENT OF THE AUDIT COMMITTEE

The board of directors (the “Board”) of VIQ Solutions Inc. (the “Corporation”) has established a committee of the Board to be called the Audit Committee (the “Committee”).

(II)	PURPOSE AND AUTHORITY

The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities by:

•	reviewing the financial reports and other financial information provided by the Corporation to any governmental body or the public and other relevant documents;

•	recommending the appointment and reviewing and appraising the audit efforts of the Corporation’s independent auditor and providing an open avenue of communication among the independent auditor, financial and senior management and the Board;

•	serving as an independent and objective party to monitor the Corporation’s financial reporting process and internal controls, the Corporation’s processes to manage business and financial risk, and its compliance with legal, ethical and regulatory requirements; and

•	encouraging continuous improvement of, and fostering adherence to, the Corporation’s policies, procedures and practices at all levels.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter. The Committee has the authority to:

•	engage independent counsel and other advisors as it determines necessary or advisable to carry out its duties;

•	set and pay the compensation for any advisors employed by the Committee;

•	communicate directly with the external auditors; and

•	delegate to individual members or subcommittees of the Committee.

(III)	COMPOSITION AND MEETINGS

1.	The Committee shall be comprised of three or more directors as determined by the Board. Every Committee member must be “independent” and “financially literate” as such terms are defined in applicable securities legislation. For purposes of this Charter, a Committee member is “independent” if the member has no direct or indirect material relationship with the Corporation, including a relationship which could, in the view of the Board, reasonably interfere with the exercise of a member’s independent judgment. A Committee member is “financially literate” if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

2.	The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

3.	The Committee shall meet at least four times annually, or more frequently as circumstances require. The Committee shall meet within sixty (60) days following the end of the first three financial quarters to review, discuss and recommend for approval by the Board the unaudited financial results for the preceding quarter and the related Management’s Discussion & Analysis (“MD&A”) and shall meet within 120 days following the end of the fiscal year end to review, discuss and recommend for approval by the Board the audited financial results for the year and related MD&A.

4.	The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. For purposes of performing their audit related duties, members of the Committee shall have full access to all corporate information and shall be permitted to discuss such information and any other matters relating to the financial position of the Corporation with senior employees, officers and independent auditors of the Corporation.

5.	As part of its job to foster open communication, the Committee should meet at least annually with management and the independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair may meet with the independent auditor and management quarterly to review the Corporation’s financial statements.

6.	Quorum for the transaction of business at any meeting of the Committee shall be a majority of the number of members of the Committee or such greater number as the Committee shall by resolution determine.

7.	Meetings of the Committee shall be held from time to time and at such place as the Committee or the Chair of the Committee shall determine upon 48 hours notice to each of members. The notice period may be waived by a quorum of the Committee. Each of the Chair of the Committee, members of the Committee, Chairman of the Board, independent auditors, Chief Executive Officer, Chief Financial Officer or Secretary shall be entitled to request that the Chair of the Committee call a meeting which shall be held within 48 hours of receipt of such request.

8.	If requested by a member of the Committee, the independent auditor shall attend meetings of the Committee as required held during the term of office of the independent auditor.

9.	The Committee shall appoint a Secretary to the Committee who need not be a director or officer of the Corporation. Minutes of meetings of the Committee shall be recorded and maintained by the Secretary to the Committee and shall be subsequently presented to the Committee for review and approval.

10.	The Committee will regularly report to the Board on all significant matters it has considered and addressed and with respect to such other matters that are within its responsibilities, including any matters approved by the Committee or recommended by the Committee for approval by the Board. The Committee shall circulate to the Board copies of the minutes of each meeting held.

(IV)	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

1.	Create an agenda for the ensuing year.

2.	Review and update this Charter at least annually, as conditions dictate.

3.	Describe briefly in the Corporation’s annual report and more fully in the Corporation’s Management Information Circular the Committee’s composition and responsibilities and how they were discharged.

4.	Submit the minutes of all meetings of the Committee to the Board.

Documents/Reports Review

5.	Review the Corporation’s annual and interim financial statements, annual and interim MD&A and annual and interim earnings press releases before the Corporation publicly discloses this information.

6.	Ensure that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, other than the public disclosure referred to in the preceding section and must periodically assess the adequacy of those procedures.

7.	Review any other reports or financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditor.

8.	Review policies and procedures with respect to directors’ and officers’ expense accounts and management perquisites and benefits, including their use of corporate assets and expenditures related to executive travel and entertainment, and review the results of the procedures performed in these areas by the independent auditor, based on terms of reference agreed upon by the independent auditor and the Committee.

9.	Review with financial management and the independent auditor any filings with regulatory bodies such as securities commissions prior to filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Auditor

10.	Recommend to the Board the independent auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, considering independence and effectiveness and recommend the fees and other compensation to be paid to the independent auditor. Instruct the independent auditor that the Board, as the Shareholders’ representative, is the independent auditor’s client and that the independent auditor is required to report directly to the Committee.

11.	Resolution of disagreements between management and the independent auditor regarding financial reporting.

12.	Monitor the relationship between management and the independent auditor including reviewing any management letters or other reports of the independent auditor and discussing any material differences of opinion between management and the independent auditor.

13.	Review and discuss, on an annual basis, with the independent auditor all significant relationships they have with the Corporation to determine their independence.

14.	Review and pre-approve requests for any service engagement (in particular, non-audit services) in excess of $15,000 annually to be performed by the independent auditor for the Corporation or its subsidiaries that is beyond the scope of the pre-approved audit engagement letter and related fees.

15.	Review the performance of the independent auditor and approve any proposed discharge of the independent auditor when circumstances warrant. Consider with management and the independent auditor the rationale for employing accounting/auditing firms other than the principal independent auditor.

16.	Periodically consult with the independent auditor out of the presence of management about significant risks or exposures, internal controls and other steps that management has taken to control such risks, and the fullness and accuracy of the Corporation’s financial statements. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

17.	Arrange for the independent auditor to be available to the Committee and the full Board as needed and meet regularly in private with the independent auditor.

18.	Review the proposed audit scope, focus areas, timing and key decisions (e.g., materiality, reliance on internal audit) underlying the audit plan and the appropriateness and reasonableness of the proposed audit fees.

19.	Receive and review an annual report from the external auditor on the progress against the approved audit plan, important findings, recommendations for improvements and the auditors’ final report.

Financial Reporting Processes

20.	In consultation with the independent auditor, review the integrity of the Corporation’s financial reporting processes, both internal and external.

21.	Consider the independent auditor’s judgments about the quality and appropriateness, not just the acceptability, of the Corporation’s accounting principles and financial disclosure practices, as applied in its financial reporting, particularly about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates and whether those principles are common practices or are minority practices.

22.	Consider and approve, if appropriate, major changes to the Corporation’s accounting principles and practices as suggested by management with the concurrence of the independent auditor and ensure that the accountants’ reasoning is described in determining the appropriateness of changes in accounting principles and disclosure.

Process Improvement

23.	Establish regular and separate systems of reporting to the Committee by each of management and the independent auditor regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

24.	Review the scope and plans of the independent auditor’s audit and reviews prior to the audit and reviews being conducted. The Committee may authorize the independent auditor to perform supplemental reviews or audits as the Committee may deem desirable.

25.	Following completion of the annual audit, review separately with each of management and the independent auditor any significant changes to planned procedures, any difficulties encountered during the course of the audit and reviews, including any restrictions on the scope of work or access to required information and the cooperation that the independent auditor received during the course of the audit.

26.	Review any significant disagreements among management and the independent auditor in connection with the preparation of the financial statements.

27.	Where there are significant unsettled issues the Committee shall ensure that there is an agreed course of action for the resolution of such matters.

28.	Review with the independent auditor and management significant findings during the year and the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

29.	Review activities, organizational structure, and qualifications of the Chief Financial Officer and the staff in the financial reporting area and see to it that matters related to succession planning within the Corporation are raised for consideration with the full Board.

Ethical and Legal Compliance

30.	Review and update periodically a Code of Business Conduct and Ethics and ensure that management has established a system to enforce this Code. Review through appropriate actions taken to ensure compliance with the Code and to review the results of confirmations and violations of such Code.

31.	Review management’s monitoring of the Corporation’s system in place to ensure that the Corporation’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

32.	Review, with the Corporation’s counsel, legal and regulatory compliance matters, including corporate securities trading policies, and matters that could have a significant impact on the Corporation’s financial statements.

33.	Review regular reports from management and others concerning the Corporation’s compliance with financial related laws and regulations, such as:

•	tax and financial reporting laws and regulations;

•	legal withholdings requirements;

•	other matters for which directors face liability exposure.

Risk Management

34.	Review management’s program of risk assessment and steps taken to address significant risks or exposures, including insurance coverage.

Submission Systems and Treatment of Complaints

35.	Establish procedures for: the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

Hiring Policy

36.	Review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former independent auditor of the Corporation.

General

37.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants and other professionals to assist it in the conduct of any investigation.

38.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

39.	Notwithstanding the foregoing and subject to applicable law, the Committee shall not be responsible to plan or conduct internal or external audits or to determine that the Corporation’s financial statements are in accordance with generally accepted accounting principles as these are the responsibility of management and the independent auditor. Nothing contained in this Charter is intended to require the Committee to ensure the Corporation’s compliance with applicable laws or regulation.